As filed with the Securities and Exchange Commission on November 16, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABOVENET, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-3168327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

360 HAMILTON AVENUE
 WHITE PLAINS, NEW YORK 10601

(Address, including zip code of principal executive offices)

AboveNet, Inc. 2008 Equity Incentive Plan
 (Full title of the plans)

Robert Sokota
Senior Vice President, Secretary and General Counsel
AboveNet, Inc.
360 Hamilton Avenue
White Plains, New York 10601
(914) 421-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Scott L. Kaufman
Wiggin and Dana LLP
450 Lexington Avenue
New York, NY  10017
(212) 490-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share, and associated preferred share purchase right	274,672 Shares	$59.52	$16,348,477	$1,873.54
Common Stock, $0.01 par value per share, and associated preferred share purchase right	71,802 Shares	$59.52	$4,273,655	$489.76
TOTAL	346,474 Shares	$59.52	$20,622,132	$2,363.30

(1)
This Registration Statement registers an aggregate of 346,474 shares of AboveNet, Inc. common stock, $0.01 par value per share (“Common Stock”), which represents (i) 274,672 shares of Common Stock issued upon delivery of shares underlying restricted stock units granted under the AboveNet, Inc. 2008 Equity Incentive Plan (the “2008 Plan”); and (ii) 71,802 shares of Common Stock reserved for future issuance under the 2008 Plan.  Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2008 Plan or otherwise by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low price of the Registrant’s Common Stock on the New York Stock Exchange on November 9, 2011.

EXPLANATORY NOTE

The 346,474 shares of our common stock being registered pursuant to this Form S-8 have been issued or are issuable pursuant to the AboveNet, Inc. 2008 Equity Incentive Plan (the “2008 Plan”).

This Registration Statement contains two parts.  The first part contains a “Reoffer” Prospectus prepared in accordance with Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) by certain of our stockholders, as more fully set forth therein.  The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Company Information and Employee Plan Annual Information*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2008 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ii

REOFFER PROSPECTUS
ABOVENET, INC.

274,672 SHARES OF COMMON STOCK

This Prospectus relates to up to 274,672 shares of our common stock, $0.01 par value per share, which may be offered and sold from time to time by the selling stockholders named in this Prospectus who have acquired such shares under the AboveNet, Inc. 2008 Equity Incentive Plan, also referred to as the 2008 Plan.

We will not receive any of the proceeds from sales of the shares by any of the selling stockholders pursuant to this Prospectus.   The shares may be offered and sold from time to time by any or all of the selling stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price.  See “Plan of Distribution.”  All costs, expenses and fees in connection with the registration of the shares will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling stockholder.

Each selling stockholder and any broker executing selling orders on behalf of a selling stockholder may be deemed to be an “underwriter” as defined in the Securities Act of 1933, as amended, also referred to as the Securities Act.  If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the shares as principals, any profits received by such broker-dealers on the resale of the shares, may be deemed to be underwriting discounts or commissions under the Securities Act.  In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions.

Our common stock is listed on the New York Stock Exchange under the symbol “ABVT.”  On November 15, 2011, the closing price of our common stock was $59.77 per share.

_____________________________

Our principal executive offices are located at 360 Hamilton Avenue, White Plains, NY 10601, and our telephone number is (914) 421-6700.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 2 for a discussion of factors that should be carefully considered by prospective purchasers.

_____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
_____________________________

The date of this Prospectus is November 16, 2011

You should rely only on the information included in or incorporated by reference into this Prospectus or information we have referred to in this Prospectus.  We have not authorized anyone to provide you with information that is different.  This Prospectus may only be used where it is legal to sell these securities.  This Prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited.  The information in this Prospectus is accurate on the date of this Prospectus and may become obsolete later.  Neither the delivery of this Prospectus, nor any sale made under this Prospectus will, under any circumstances, imply that the information in this Prospectus is correct as any date after the date of this Prospectus.  References to “the Company,” “we” or “us” refer to AboveNet, Inc.

RISK FACTORS

An investment in our common stock involves risks.  You should consider carefully, among other things, the risk factors set forth below as well as the other information included elsewhere in, or incorporated by reference into, this prospectus before deciding to invest in our common stock.  If any of the identified risks actually occurs, or is adversely resolved, our consolidated financial statements could be materially, adversely impacted in a particular fiscal quarter or year and our business, financial condition and results of operations may suffer materially.  As a result, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.  The identified risks are not the only risks we face.  Additional risks and uncertainties, including those not currently known to us or that we currently deem to be immaterial, also could materially adversely affect our business, financial condition and results of operations.

RISKS RELATED TO OUR OPERATIONS

Our success depends on our ability to compete effectively in our industry.

The telecommunications industry is extremely competitive, particularly with respect to price and service.  Our failure to compete effectively with our competitors could have a material adverse effect on our business, financial condition and results of operations.  A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices.  Further, we anticipate that prices for certain telecommunications services such as IP bandwidth will continue to decline due to a number of factors including (a) price competition as various network providers attempt to gain market share to cover the fixed costs of their network investments and/or install new networks that might compete with our networks; and (b) technological advances that permit substantial increases in the transmission capacity of many of our competitors’ networks.

In the telecommunications industry, we compete against ILECs, which have historically provided local telephone services and currently occupy significant market positions in their local telecommunications markets.  In addition to these carriers, several other competitors, such as facilities-based communications service providers including competitive local exchange carriers (“CLECs”), cable television companies, electric utilities and large end-users with private networks offer services similar to those offered by us.  Many of our competitors have greater financial, managerial, sales and marketing and research and development resources than we do.  Recently, certain competitors in our largest market have consolidated or undergone a change in control.  Increased activity by these competitors could result in downward pricing pressure or loss of customers, which could adversely affect our business, financial condition and results of operations.

Problems in the economy could negatively affect our future operating results.

The problems in the economy could adversely affect our operations, by among other things,

•	reducing and/or delaying the demand for our services;
•	increasing our customer churn, both with respect to customer terminations and with respect to reduced prices upon renewals of customer agreements;
•	leading to reduced services from our vendors facing economic difficulties; and
•	increasing the bad debts in our customer receivables.

These and other related factors could negatively affect our future operating results.

Our franchises, licenses, permits, rights-of-way, conduit leases and property leases could be canceled or not renewed, which would impair our ability to provide our services.

We must maintain rights-of-way, franchises and other permits from railroads, utilities, state highway authorities, local governments, transit authorities and others to operate our networks.  We cannot assure you that we will be successful in maintaining these right-of-way agreements or obtaining future agreements on acceptable terms.  Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated.  If a material portion of these agreements were terminated or could not be renewed and we were forced to abandon our networks, the termination could have a material adverse effect on our business, financial condition and results of operations.  In addition, in some cases landowners have asserted that railroad companies, utilities and others to whom they granted easements to their properties are not entitled as a result of these easements to grant rights-of-way to telecommunications providers.  If these disputes are resolved in the landowners' favor, we could be obligated to make payments to these landowners for the lease of these rights-of-way or to indemnify the right-of-way holder for its losses.

In the past, we have had franchises and rights-of-way expire prior to executing a renewal and in the interim until such renewal was executed, operated without an agreement, which is the case currently with respect to our franchise agreement for our operations in the City of New York.  We expect that these situations will continue to occur in the future.  These expirations have not caused any material adverse effect on our operations in the past, and we do not expect that they will in the future.  However, to the extent that a municipality or other right-of-way holder attempts to terminate our related operations upon the expiration of a franchise or right-of-way agreement, it could materially adversely affect our business, financial condition and results of operations.

As the result of certain ongoing litigation with a third party, the Department of Information Technology and Telecommunications of the City of New York (“DOITT”) has informed us that they have temporarily suspended any discussions regarding renewals of telecommunications franchises in the City of New York.  As a result, it is our understanding that DOITT has not renewed any franchise agreement that has expired over the last few years, including our franchise agreement which expired on December 20, 2008.  Prior to the expiration of our franchise agreement, we sought out and received written confirmation from DOITT that our franchise agreement provides a basis for us to continue to operate in the City of New York pending conclusion of renewal discussions.  We intend to continue to operate under our expired franchise agreement pending any renewal.  We believe that a number of other operators in the City of New York are operating on a similar basis.  Based on our discussions with DOITT and the written confirmation that we have received, we do not believe that DOITT intends to take any adverse actions with respect to the operation of any telecommunications providers as the result of their expired franchise agreements and, that if it attempted to do so, it would face a number of legal obstacles.  Nevertheless, any attempt by DOITT to limit our operations as a result of our expired franchise agreement could have a material adverse effect on our business, financial condition and results of operations.

DOITT recently issued a solicitation for bids for franchises authorizing the installation of landline facilities in the City of New York’s rights-of-way for the provision of information services and telecommunications services.  Based on our review of the solicitation and our discussions with officials from DOITT, we understand that franchises to be issued in connection with the solicitation will replace the existing broadband franchises for service providers in the City of New York.  We plan to submit an application for a franchise under such solicitation.

In order to expand our network to new locations, we often need to obtain additional rights-of-way, franchises and other permits.  Our failure to obtain these rights in a prompt and cost effective manner may prevent us from expanding our network which may be necessary to meet our contractual obligations to our customers and could expose us to liabilities and have an adverse effect on our business, financial condition and results of operations.

If we lose or are unable to renew key real property leases where we have located our POPs, it could adversely affect our services and increase our costs as we would be required to restructure our network and move these POPs.

We depend on third party service providers for important parts of our business operations and the failure of those third parties to provide their services could negatively affect our services.

We rely on third party service providers for important parts of our business, including most of the fibers on which our long haul network operates and significant portions of the conduits into which our fiber optic cables are installed in our metro networks.  If these third party providers fail to perform the services required under the terms of our contracts with them or fail to renew agreements on reasonable terms and conditions, it could materially and adversely affect the performance of our services, and we may experience difficulties locating alternative service providers on favorable terms, if at all.  We rely on equipment vendors to provide the telecommunications equipment that we use to provide services to our customers.  In the event such equipment vendors do not continue to provide us equipment on a timely basis, or fail to provide reliable, high quality equipment, our operations could be negatively affected.

Rapid technological changes could affect the continued use of our services.

The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of our services.  Changes in technology could negatively affect the desire of customers to purchase our existing services and may require us to make significant investments in order to meet customer demands for services incorporating new technologies.  We cannot assure you that technological changes in the communications industry and Internet services industry will not have a material adverse effect on our business, financial condition and results of operations.

Our revenue growth may be negatively affected if we are unable to extend existing customer commitments.

While most of our revenue is derived from fixed term customer contracts, a meaningful portion of our revenue is generated from orders that are past their contractual expiration date for which we provide services that are billed on a month-to-month basis.  To the extent that our fixed term contractual revenue is not renewed or our month-to-month revenue is not extended or put under a new fixed term contract, our revenue growth and cash flow may be negatively affected.

 We are dependent on key personnel.

Our business is managed by certain key management and operating personnel.  We believe that the success of our business strategy and our ability to operate successfully depend on the continued employment of these employees and the ability to attract qualified employees.  We face significant competition from a wide range of companies in our recruiting efforts, and we could experience difficulties in recruiting and retaining qualified personnel in the future.

We may not be able to successfully implement our business strategy because we depend on factors beyond our control, which could adversely affect our results of operations.

Our future success largely depends on our ability to implement our business strategy to create new business and revenue opportunities.  Our results of operations will be adversely affected if we cannot fully implement our business strategy.  Successful implementation depends on numerous factors beyond our control, including economic, competitive, regulatory and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified management personnel.

We may not be able to develop and maintain systems and controls to operate our business effectively.

We have experienced severe difficulties developing and maintaining financial and other systems necessary to operate our business properly and for a period of over six years we could not file our periodic reports with the SEC for periods prior to December 31, 2008.

Our history of rapid initial growth, expansion through acquisitions with attendant integration issues, significant reorganization and restructuring activities and associated significant staffing reductions, budgetary constraints and attendant limitations on investment in internal systems had contributed to the risk of internal control deficiencies.

Under Section 404 of the Sarbanes-Oxley Act, management is required to assess the effectiveness of our internal control over financial reporting on a periodic basis.  Pursuant to our assessment of internal control over financial reporting as of December 31, 2010 and 2009, our management concluded that our internal control over financial reporting was effective as of December 31, 2010 and 2009.  Our management concluded that our internal control over financial reporting was not effective as of December 31, 2008 and as of December 31, 2007 as we had material weaknesses in our internal control over financial reporting.  These weaknesses meant that there was more than a remote likelihood that we would not prevent or detect a material misstatement in our financial statements.

If we are unable to upgrade and improve our systems, or if the upgrading of such systems is not properly implemented, it could adversely affect our current levels of operations and our ability to grow.

Changes in our traffic patterns or industry practice could result in increasing peering costs for our IP network.

Peering agreements with other Internet service providers allow us to access the Internet and exchange traffic with these providers.  In most cases, we peer with other Internet service providers on a payment-free basis, referred to as settlement-free peering.  If other providers change the terms upon which they allow settlement-free peering or if changes in our Internet traffic patterns, including the ratio of our inbound to outbound traffic, cause us to fall below the criteria that these providers use in allowing settlement-free peering, the costs of operating our Internet backbone will likely increase.  Any increases in costs could have an adverse effect on our margins and our ability to compete in the Internet services market.

We are required to maintain, repair, upgrade and replace our network and facilities, and our failure to do so could harm our business.

Our business requires that we maintain, upgrade, repair and periodically replace our facilities and networks.  This requires and will continue to require, management time and the expenditure of capital on a regular basis.  In the event that we fail to maintain, upgrade or replace essential portions of our network or facilities, it could lead to a material degradation in the level of services that we provide to our customers which would adversely affect our business.  Our networks can be damaged in a number of ways, including by other parties engaged in construction close to our network facilities.  In the event of such damage, we will be required to incur expenses to repair the network in order to maintain services to customers.  We could be subject to significant network repair and replacement expenses in the event a terrorist attack or natural disaster damages our network.  Further, the operation of our network requires the coordination and integration of sophisticated and highly specialized hardware and software technologies.  Our failure to maintain or properly operate this hardware and software can lead to degradations or interruptions in service.  Our failure to provide a higher level of service can result in claims from our customers for credits or damages and can damage our reputation for service, thereby limiting future sales opportunities.

Governmental regulation may negatively affect our operations.

Existing and future laws and regulations greatly influence how we operate our business.  U.S. federal and state laws directly shape the telecommunications and Internet markets.  Consequently, regulatory requirements and changes could adversely affect our operations and also influence the markets for telecommunications and Internet services.  We cannot predict the future regulatory framework of our business.

Local governments also exercise legal authority that may have an adverse effect on our business because of our need to obtain rights-of-way for our fiber networks.  While local governments may not prohibit persons from providing telecommunications services nor treat telecommunication service providers in a discriminatory manner, they can affect the timing and costs associated with our use of public rights-of-way.

Government regulation of the Internet may subject us to liability.

Laws and regulations that apply to the Internet are becoming more prevalent.  The U.S. Congress has considered Internet laws regarding privacy and security relating to the collection and transmission of information over the Internet, entrusting the Federal Trade Commission with strong enforcement power.  The U.S. Congress also has adopted laws that regulate the protection of children, copyrights, trademarks, domain names, taxation and the transmission of sexually explicit material over the Internet.  The European Union adopted its own privacy regulations and other countries may do so in the future.  Other nations have taken actions to restrict the free flow of material deemed objectionable over the Internet.

The scope of many of these laws and regulations is subject to conflicting interpretations and significant uncertainty that may take years to resolve.  As a result of this uncertainty, we may be exposed to direct liability for our actions and to contributory liability for the actions of our customers or information distributed over our networks.

Requests to relocate portions of our network can result in additional expenses.

We are periodically required to relocate portions of our network by municipalities, railroads, highway authorities and other entities that engage in construction or other activities in areas close to our network.  These relocations can be expensive and time consuming to management and can result in interruptions of service to customers.  If we are required to engage in an increased amount of relocation activities resulting from increased government spending on infrastructure or other reasons, it could adversely affect our business, financial condition and results of operations.

We have incurred significant net losses and we cannot assure you that we will generate net income or that we will sustain positive operating cash flow in the future.

We incurred net losses from our inception through December 31, 2005.  In 2006, we generated net income, principally from the sale of our remaining data centers and in 2007, 2008, 2009 and 2010, we generated operating income and net income.  The net income reported for 2007 included the non-cash gain of $10.3 million on the reversal of foreign currency translation adjustments from the liquidation of certain subsidiaries.  The net income reported for 2008 of $42.3 million included termination fees of $15.4 million (as described in Note 2, “Basis of Presentation and Significant Accounting Policies - Revenue Recognition,” to the consolidated financial statements included elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Annual Report”).  The net income reported for 2009 of $281.6 million included the recognition of non-cash tax benefits of $183.0 million relating to the reduction of certain valuation allowances previously established in the United States and the United Kingdom.

In order for us to continue to generate positive operating cash flow and net income, we will need to continue to obtain new customers, increase our revenue from our existing customers and manage our costs effectively.  In the event we are unable to do so, or if we lose customers, we may not be able to continue to generate operating cash flow or net income in the future.

If our operations do not produce sufficient cash to fund our operating expenses and capital requirements, we may be required to raise additional capital through a debt or equity financing.

In 2007 and 2008, we utilized cash in excess of our cash from operating activities to fund additional investments in property and equipment thus reducing our liquidity.  If our operating expenses or our investments in property and equipment increase, we may need to rely on our existing cash balance and funds available under our $250 Million Secured Revolving Credit Facility (described below) to meet our cash needs.  Our future capital requirements may increase if we acquire or invest in additional businesses, assets, services or technologies, which may require us to issue additional equity or debt.  We may also face unforeseen capital requirements for new technology that we require to remain competitive or to comply with new regulatory requirements, for unforeseen maintenance of our network and facilities and for other unanticipated expenses associated with running our business.  We cannot assure you that we will have access to necessary capital, nor can we assure you that any such financing will be available on terms that are acceptable to us.  If we issue equity securities to raise additional funds, our existing stockholders may be diluted.  Additionally, our $250 Million Secured Revolving Credit Facility imposes limitations on the amount of additional indebtedness we may incur.

We have incurred secured indebtedness.

At November 15, 2011, we had $55.0 million outstanding under our $250 million revolving secured credit facility (the “$250 Million Secured Revolving Credit Facility”), which we closed on January 28, 2011.  The $250 Million Secured Revolving Credit Facility is secured by substantially all of our domestic assets and 65% of our ownership interests in AboveNet, Inc.’s principal foreign subsidiaries.  A portion of the proceeds drawn at closing was used to repay in full and terminate our then existing secured credit facility (the “Secured Credit Facility”) and the remaining capacity is available for general corporate purposes, including capital investment.

We may not be able to generate sufficient cash flows in the future to repay the loans due under the $250 Million Secured Revolving Credit Facility.  Additionally, we may not be able to satisfy the requirements under the loan covenants.  See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” and Note 9, “Long-Term Debt,” to the accompanying consolidated financial statements included in our 2010 Annual Report.

Demand for our services from certain customers in the financial services industry may be negatively affected by regulatory changes.

Certain of our financial services customers utilize our networks for high-frequency trading.  To the extent that regulatory changes restrict this activity, the needs of these customers for our services may be reduced or eliminated.

Prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2008, we were not in compliance with our reporting obligations under the Securities Exchange Act of 1934.

We had not made any timely periodic filings with the SEC required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from 2002 through September 30, 2008.  Since filing our Annual Report on Form 10-K for the year ended December 31, 2008, we have made all periodic filings on a timely basis.  As a result of our past failure to make timely periodic filings with the SEC, we could be subject to civil penalties and other administrative proceedings by the SEC.

Our inability to produce audited financial statements prevented us from filing our federal and state income taxes in a timely manner.

Because we were unable to produce audited financial statements on a timely basis, we delayed the filing of our federal and state income tax returns for 2003 to 2006.  In January 2008, we filed the 2003 to 2005 income tax returns and in December 2008, we filed our income tax returns for the years ended December 31, 2006 and 2007.  Our income tax returns for 2008 and 2009 were timely filed.  However, we are still subject to federal and state tax audits.  We believe that we will not owe any material amount of income taxes, related penalties or interest in these jurisdictions due to the losses incurred by us.

We cannot predict our future tax liabilities.  If we become subject to increased levels of taxation, our financial condition and results of operations could be adversely affected.

We provide telecommunication and other services in multiple jurisdictions across the United States and Europe and are therefore subject to multiple sets of complex and varying tax laws and rules.  We cannot predict the amount of future tax liabilities to which we may become subject.  Any increase in the amount of taxation incurred as a result of our operations or due to legislative or regulatory changes could result in a material adverse effect on our sales, financial condition and results of operations.  While we believe that our current provisions for taxes are reasonable and appropriate, we cannot assure you that these items will be settled for the amounts accrued or that we will not identify additional exposures in the future.

Customer agreements contain service level and delivery obligations that could subject us to liability or the loss of revenue.

Our contracts with customers generally contain service guarantees and service delivery date targets, which if not met by us, enable customers to claim credits against their payments to us and, under certain conditions, terminate their agreements.  If we are unable to meet our service level guarantees or service delivery dates, it could adversely affect our revenue and cash flow.

Our revenue includes certain fees that are not predictable.

Historically, a portion of our revenue has included certain termination payments received by the Company to settle contractual commitments, which are referred to as termination revenue.  Additionally, we have received settlements of our claims in various customer bankruptcy cases, which is also included in termination revenue.  Consolidated termination revenue amounted to $3.9 million in the nine months ended September 30, 2011 and $2.7 million, $3.9 million and $15.4 million in 2010, 2009 and 2008, respectively.  This revenue is not predictable and may not be sustainable.

RISKS RELATED TO OUR COMMON STOCK

Our charter documents, our Amended and Restated Stockholders’ Rights Agreement and Delaware law may inhibit a takeover that stockholders may consider favorable.

Provisions in our restated certificate of incorporation, our amended and restated by-laws, our Amended and Restated Stockholders’ Rights Agreement and Delaware law could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their common stock.  Our Amended and Restated Stockholders’ Rights Agreement has significant anti-takeover effects by causing substantial dilution under certain circumstances to a person or group that attempts to acquire us on terms not approved by our Board of Directors.  In addition, the authorization of undesignated preferred stock gives our Board of Directors the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us.  If a change of control or change in management is delayed or prevented, this premium may not be realized or the market price of our common stock could decline.

Future sales, or the perception of future sales, of a substantial amount of our shares of common stock could have a negative impact on the market price of our common stock.

In August 2010, we filed with the Securities and Exchange Commission a Form S-3 shelf registration statement on behalf of certain funds advised by Franklin Mutual Advisers, LLC that beneficially own an aggregate of 4,871,810 shares of our common stock.  These shares, which may be offered and sold from time to time, represent 18.6% of our outstanding shares based on the number of shares of our common stock outstanding as of November 15, 2011.  Sales by these stockholders of a substantial number of shares, or the perception that these sales might occur, could have a negative impact on the market price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Information contained or incorporated by reference in this Prospectus, in other SEC filings by us, in press releases, and in presentations by us or our management that are not historical by nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy.  We cannot assure you that future results expressed or implied by the forward-looking statements will be achieved.  Such statements are based on the current expectations and beliefs of our management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those relating to our financial and operating prospects, current economic trends and recessionary pressures, future opportunities, ability to retain existing customers and attract new ones, our exposure to the financial services industry, our acquisition strategy and ability to integrate acquired companies and assets, outlook of customers, reception of new products and technologies, and strength of competition and pricing.  Other factors and risks that may affect our business or future financial results are detailed in our SEC filings, including, but not limited to, those described in “Risk Factors” in this Prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequently filed Quarterly Reports on Form 10-Q.  Also, our business could be materially adversely affected and the trading price of our common stock could decline if any such risks and uncertainties develop into actual events.  We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates.  We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the documents we file with it, which means that we can disclose important business, financial and other information to you in this Prospectus by referring you to the publicly filed documents containing this information.  The information incorporated by reference is deemed to be a part of this Prospectus, except for any information deemed furnished, superseded by information contained in this Prospectus or filed later by us with the SEC.  This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about us and our common stock:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC pursuant to the Exchange Act on March 1, 2011;

(b)
Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the SEC pursuant to the Exchange Act on May 9, 2011, August 9, 2011 and November 8, 2011, respectively;

(c)	Our Current Reports on Form 8-K, filed with the SEC pursuant to the Exchange Act on January 28, 2011, February 2, 2011, May 3, 2011, and June 27, 2011;

(d)
The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-34282) filed with the SEC on April 10, 2009 pursuant to the Exchange Act, including all amendments and reports filed for the purpose of updating that description; and

(e)
The description of the preferred share purchase right associated with our common stock contained in our Registration Statement on Form 8-A (File No. 000-23269) filed with the SEC on August 3, 2009 pursuant to the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus forms a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Prospectus and are a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The documents incorporated in this Prospectus by reference are available to you without charge upon written or oral request.  If you would like a copy of any of these documents, please submit your request to us at AboveNet, Inc., 360 Hamilton Avenue, White Plains, New York 10601, Attention: Secretary, or call (914) 421-6700.  We will not provide exhibits to any such documents, however, unless such exhibits are specifically incorporated by reference into those documents.

COMPANY OVERVIEW

AboveNet, Inc. provides high-bandwidth connectivity solutions primarily to large corporate enterprise clients and communication carriers, including Fortune 1000 and FTSE 500 companies, in the United States (“U.S.”) and the United Kingdom.  Our communications infrastructure and global Internet protocol (“IP”) network are used by a broad range of companies such as commercial banks, brokerage houses, insurance companies, investment banks, media companies, social networking companies, web-centric companies, law firms and medical and health care institutions.  Our customers rely on our high speed, private optical network for electronic commerce and other mission-critical services, such as business Internet and cloud applications, regulatory compliance, disaster recovery and business continuity.  We provide lit broadband services over our metro networks, long haul network and global IP network utilizing equipment that we own and in some cases, lease and operate.  In addition, we also provide dark fiber services to selected customers.  Unlike CLECs, we do not provide voice services, services to residential customers or a wide range of lower-bandwidth services.  We also resell equipment and provide certain other services to customers, which are sold at our cost, plus a margin.

Metro networks.  We are a facilities-based provider of high-bandwidth connectivity that provides services in 17 markets in the U.S. and four markets in Europe through fiber-optic networks, which we refer to as our metro networks.  These metro networks have significant reach and breadth and consist of over 2.2 million fiber miles across over 8,500 cable route miles.

Long haul network.  Through construction, acquisition and leasing activities, we have created a nationwide fiber-optic communications network spanning approximately 13,000 cable route miles that connects each of our U.S. metro networks and each of our European markets.  We operate dense wavelength-division multiplexing equipment over this fiber to provide large amounts of bandwidth capability between our metro networks for our customer needs and for our IP network.  We use undersea capacity on the Japan-US Cable Network to provide connectivity between the U.S. and Japan and capacity on the Trans-Atlantic undersea telecommunications network and other trans-Atlantic cables to provide connectivity from the U.S. to Europe and from London to continental Europe.  We refer to this network as our long haul network.

IP network.  We operate a Tier 1 IP network over our metro and long haul networks with connectivity to the U.S., Europe and Japan.  Our IP network operates using advanced routers and switches that facilitate the delivery of IP transit services and IP-based virtual private network services.  A hallmark of our IP network is that we have direct connectivity to a large number of IP networks operated by others through peering agreements and to many of the most important bandwidth centers and peering exchanges.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock sold pursuant to this Prospectus by the selling stockholders.

SELLING STOCKHOLDERS

This Prospectus relates to the shares that are being registered for resale by the selling stockholders listed below who have acquired such shares pursuant to the 2008 Plan.  The selling stockholders may resell any or all of these shares at any time they choose while this Prospectus is effective.  The selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.  Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

The following table sets forth information with respect to the selling stockholders.  As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security.  In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.  Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this Prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of the offering.  Each selling stockholder owns less than 1% of the shares of our common stock based on 26,132,317 shares of common stock outstanding as of November 15, 2011.

Name of Seller	Positions with the Company	Number of Shares Beneficially Owned (1)	Shares to be Sold		Number of Shares to be Beneficially Owned After the Offering
William G. LaPerch	Director, President and Chief Executive Officer	138,726	60,000	(2)	78,726
Robert Sokota	Senior Vice President, General Counsel and Secretary	93,738	42,000	(2)	51,738
Rajiv Datta	Chief Operating Officer	67,738	42,000	(2)	25,738
Joseph P. Ciavarella	Senior Vice President and Chief Financial Officer	50,203	42,000	(4)	8,203
John Jacquay	Senior Vice President	45,738	42,000	(2)	3,738
John Donaldson	Managing Director - U.K.	10,891	10,000	(3)	891
Scott Wallhermfechtel	Vice President, Network Management	7,561	6,668	(2)	893
Sanjay Jain	Vice President, Internal Audit	7,261	6,668	(2)	593
William Young	Vice President, Fiber Operations	6,790	6,000	(2)	790
Angelo Germani	Vice President, Sales Engineering	6,658	6,000	(2)	658
Leeland Pavey	Chief Operations Officer - U.K.	6,535	6,000	(3)	535
Michael Brown	Vice President, Indirect and Strategic Sales	5,810	5,336	(2)	474
All selling stockholders as a group		447,649	274,672		172,977

(1)
Amount includes shares of common stock owned by the individuals, shares purchased November 15, 2011 pursuant to the Company’s Amended and Restated 2010 Employee Stock Purchase Plan, shares underlying vested restricted stock units, which vested and were delivered November 15, 2011 and shares underlying vested restricted stock units delivered November 15, 2011 being registered for resale pursuant to this Form S-8, as applicable.

(2)	Shares issued pursuant to restricted stock units granted September 8, 2008, which vested September 8, 2011 and were delivered November 15, 2011.

(3)	Shares issued pursuant to restricted stock units granted September 8, 2008, which vested November 15, 2011 and were delivered November 15, 2011.

(4)	Shares issued pursuant to restricted stock units granted October 27, 2008, which vested November 15, 2011 and were delivered November 15, 2011.

PLAN OF DISTRIBUTION

The selling stockholders, which as used includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interest in shares of our common stock received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution or other permitted non-sales-related transfer, may, from time to time, sell transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our commons stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, subject generally to our policies affecting the timing and manner of sale of common stock by certain individuals.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may effect sales of shares directly, or indirectly by or through underwriters, agents or broker-dealers, and the shares may be sold by any one or more of the following methods:

•	market transactions in accordance with the rules of The New York Stock Exchange or any other available markets or exchanges;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiate transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

In connection with the sale of our common stock or interests therein, certain selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivatives securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

Short selling occurs when a person sells shares of stock, which the person does not yet own and promises to buy stock in the future to cover the sale.  The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale.  Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock.  In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and may stabilize, maintain or otherwise affect the market price of our common stock.  As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued at any time.  These transactions may be effected on The New York Stock Exchange or any other available markets or exchanges.

The aggregate proceeds to the selling stockholders from the sale of our common stock offered by them pursuant to this Prospectus will be the purchase price of our common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

We will bear all costs, expenses and fees in connection with the registration and sale of the shares covered by this Prospectus, other than underwriting discounts and selling commissions.  The selling stockholders will bear all commissions and discounts, if any, attributable to sales of the shares.  The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commission).

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interest therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this Prospectus.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares in the market and to the activities of the selling stockholders and their affiliates.  In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information filed by us can be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically.  The address of such site is http://www.sec.gov.  In addition, you may obtain these materials through the Investors - SEC Filings section of our website.  Our website address is www.above.net.  This is a textual reference only.  The information on, or accessible through, our website is not part of this Prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities.  Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.

This Prospectus omits certain information that is contained in the Registration Statement on file with the SEC, of which this Prospectus is part.  For further information with respect to us and our common stock, reference is made to the Registration Statement, including the exhibits incorporated therein by reference or filed therewith.  Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the Registration Statement.  The Registration Statement and the exhibits may be inspected without charge at the office of the SEC or copies thereof obtained at prescribed rates from the Public Reference Room of the SEC at the addresses set forth above.

EXPERTS

The consolidated financial statements and related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting of AboveNet, Inc. incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm as experts in accounting and auditing.

REOFFER PROSPECTUS

ABOVENET, INC.

274,672 Shares of Common Stock

November 16, 2011

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus.  You must not rely on any unauthorized information or representations.  This Prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this Prospectus is current only as of its date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC by us are incorporated by reference into the Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC pursuant to the Exchange Act on March 1, 2011;

(b)
Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the SEC pursuant to the Exchange Act on May 9, 2011, August 9, 2011 and November 8, 2011, respectively;

(c)	Our Current Reports on Form 8-K, filed with the SEC pursuant to the Exchange Act on January 28, 2011, February 2, 2011, May 3, 2011, and June 27, 2011;

(d)
The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-34282) filed with the SEC on April 10, 2009 pursuant to the Exchange Act, including all amendments and reports filed for the purpose of updating that description; and

(e)
The description of the preferred share purchase right associated with our common stock contained in our Registration Statement on Form 8-A (File No. 000-23269) filed with the SEC on August 3, 2009 pursuant to the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation.  Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another organization, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; provides that indemnification and advancement of expenses provided for by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

The Company’s certificate of incorporation generally provides that the Company shall, to the fullest extent permitted by the DGCL, and as provided in the Company’s bylaws, indemnify any and all of the Company’s officers and directors from and against all liabilities (including expenses) incurred for matters covered by the DGCL or the Company’s bylaws.

As permitted by the DGCL, the Company’s certificate of incorporation provides that no director shall be personally liable to the Company or to the Company’s stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.  The effect of this provision in the certificate of incorporation is to eliminate the Company’s rights and the rights of the Company’s stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) - (d), inclusive, above.  These provisions will not alter the liability of directors under federal securities laws.

The Company’s certificate of incorporation also requires the Company to pay the expenses incurred by an officer or a director in defending a civil or criminal action, suit, or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company.

The Company’s bylaws further provide that indemnification of directors or officers shall be made by the Company only as authorized in a specific case upon the determination that indemnification of the officer or director is proper under the circumstances because such person has met the applicable standard of conduct.  Such determination shall be made (i) by a majority vote of the Company’s directors who are not parties to the action, suit or proceeding, (ii) by a committee of such directors designated by majority vote of such directors, (iii) if there are no such directors, or if such directors so direct, by outside legal counsel in a written opinion, or (iv) by the Company’s stockholders.

 The Company also has in effect a directors and officers liability insurance policy indemnifying the Company’s directors and officers and the directors and officers of the Company’s subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act.  The Company pays the entire premium of this policy.

The Company believes that its certificate of incorporation and bylaw provisions and the Company’s directors and officers liability insurance policy are necessary to attract and retain qualified persons to serve as the Company’s directors and officers.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Restricted securities to be reoffered and resold pursuant to this Registration Statement were issued under the 2008 Plan in transactions exempt from registration pursuant to Section 4(2) of the Securities Act if not otherwise qualifying as “no sale” transactions.

Item 8.  EXHIBITS

Exhibit No.	Description of Exhibits

4.1
Restated Certificate of Incorporation of AboveNet, Inc. filed with the Secretary of State of the State of Delaware on August 3, 2010 (incorporated herein by reference to Form 10-Q filed with the Securities and Exchange Commission on August 9, 2010).

4.2	Amended and Restated Bylaws adopted as of September 8, 2003 (incorporated herein by reference to Form 8-A filed with the Securities and Exchange Commission on September 8, 2003).

4.3	Form of Specimen Common Stock Certificate (incorporated herein by reference to Form 10-K filed with the Securities and Exchange Commission on May 13, 2008).

4.4
Amended and Restated Rights Agreement, dated as of August 3, 2009, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC, including Form of Right Certificate (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on August 3, 2009).

4.5
Amendment to Amended and Restated Rights Agreement, signed as of January 27, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on January 28, 2010).

4.6	2008 Equity Incentive Plan (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on September 5, 2008).

5.1	Opinion of Wiggin and Dana LLP. *

23.1	Consent of Wiggin and Dana LLP (included in Exhibit No. 5.1 to this Registration Statement). *

23.2	Consent of BDO USA, LLP. *

24.1	Power of Attorney (included on signature page). *

*	Filed herewith.

Item 9.  UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this 16th day of November, 2011.

ABOVENET, INC.

By:	/s/ Robert Sokota
Robert Sokota Senior Vice President, Secretary and General Counsel

POWER OF ATTORNEY

Each of the undersigned officers and directors of AboveNet, Inc. hereby severally and individually constitutes and appoints William G. LaPerch, Joseph P. Ciavarella and Robert Sokota, and each of them, as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may only be revoked by a written document executed by the undersigned that expressly revokes this power by referring to the date and subject matter hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 16, 2011	By:	/s/ William G. LaPerch
William G. LaPerch President, Chief Executive Officer and Director (Principal Executive Officer)

Date: November 16, 2011	By:	/s/ Joseph P. Ciavarella
Joseph P. Ciavarella Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: November 16, 2011	By:	/s/ Jeffrey A. Brodsky
Jeffrey A. Brodsky Director

Date: November 16, 2011	By:	/s/ Michael J. Embler
Michael J. Embler Director

Date: November 16, 2011	By:	/s/ Richard Postma
Richard Postma Director

Date: November 16, 2011	By:	/s/ Richard Shorten, Jr.
Richard Shorten, Jr. Director

Date: November 16, 2011	By:	/s/ Stuart Subotnick
Stuart Subotnick Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.1
Restated Certificate of Incorporation of AboveNet, Inc. filed with the Secretary of State of the State of Delaware on August 3, 2010 (incorporated herein by reference to Form 10-Q filed with the Securities and Exchange Commission on August 9, 2010).

4.2	Amended and Restated Bylaws adopted as of September 8, 2003 (incorporated herein by reference to Form 8-A filed with the Securities and Exchange Commission on September 8, 2003).

4.3	Form of Specimen Common Stock Certificate (incorporated herein by reference to Form 10-K filed with the Securities and Exchange Commission on May 13, 2008).

4.4
Amended and Restated Rights Agreement, dated as of August 3, 2009, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC, including Form of Right Certificate (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on August 3, 2009).

4.5
Amendment to Amended and Restated Rights Agreement, signed as of January 27, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on January 28, 2010).

4.6	2008 Equity Incentive Plan (incorporated herein by reference to Form 8-K filed with the Securities and Exchange Commission on September 5, 2008).

5.1	Opinion of Wiggin and Dana LLP. *

23.1	Consent of Wiggin and Dana LLP (included in Exhibit No. 5.1 to this Registration Statement). *

23.2	Consent of BDO USA, LLP. *

24.1	Power of Attorney (included on signature page). *

*	Filed herewith.